EXHIBIT 3.1.3

SILA REALTY TRUST, INC.
ARTICLES SUPPLEMENTARY
Sila Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified 175,000,000 authorized but unissued shares of Class T Common Stock, $0.01 par value per share, 75,000,000 authorized but unissued shares of Class I Common Stock, $0.01 par value per share, and 75,000,000 authorized but unissued shares of Class T2 Common Stock, $0.01 par value per share, of the Company as additional shares (collectively, the “Additional Class A Common Shares”) of Class A Common Stock, $0.01 par value per share, of the Corporation (the “Class A Common Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in the Charter.
SECOND: The Additional Class A Common Shares have been classified and designated by the Board under the authority contained in the Charter. After giving effect to the classification of the Additional Class A Common Shares set forth herein, the total number of shares of Class A Common Stock that the Corporation has authority to issue is 510,000,000.
THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
FOURTH: These Articles Supplementary shall become effective at 9:31 a.m. Eastern Time, on June 13, 2024.
FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer, Executive Vice President, Treasurer and Secretary on this on this 11th day of June, 2024.

ATTEST:		SILA REALTY TRUST, INC.

By:	/s/ Kay C. Neely	By:	/s/ Michael A. Seton
Name:	Kay C. Neely	Name:	Michael A. Seton
Title:	Chief Financial Officer, Executive Vice President, Treasurer and Secretary	Title:	Chief Executive Officer and President

[Signature Page to Articles Supplementary]